Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 580-6360	(972) 580-6353

MERITAGE HOMES APPOINTS DANA BRADFORD TO ITS BOARD OF DIRECTORS

Scottsdale, Ariz. (August 14, 2009) — Meritage Homes Corporation (NYSE: MTH) a leading U.S. homebuilder, today announced the appointment of Dana C. Bradford to the Company’s board of directors.

Mr. Bradford is the president and managing partner of McCarthy Capital Corporation, a private equity firm based in Omaha, Nebraska, with nearly $1 billion in assets under management. He serves as a director of a number of private companies, including Guild Mortgage, a full-line mortgage company; Southwest Value Partners, a real estate investment firm; Waitt Corp Investments, a diversified investment company; Vornado Air, a branded consumer products company; NRG Media, a sixty station radio network; and Gold Circle Films, a movie production company. He has also served as a director of the Ronald McDonald House, the National Conference for Community and Justice, the Greater Omaha Chamber of Commerce and Ballantyne (AMEX: BTN), a movie projector manufacturer.

Mr. Bradford earned a bachelor’s degree in business administration from the University of Arizona, and has been involved with numerous community projects, including a lead role in the redevelopment of Ak-Sar-Ben Race Track, the largest redevelopment project in Omaha’s history.

“We are delighted to have Dana join Meritage’s board of directors,” said Steven J. Hilton, chairman and CEO of Meritage Homes. “His 22 years of business experience and involvement in the real estate, manufacturing and mortgage industries will be extremely valuable as we navigate our return to profitability and increase Meritage’s presence within the homebuilding industry.”

Mr. Bradford will serve as a member of the board’s audit, executive compensation and nominating and corporate governance committees.

“Meritage has a great reputation as a quality homebuilder and is well respected within the industry,” said Mr. Bradford. “I look forward to working with its board members and management team to make the Company even stronger and continue its long record of success.”

About Meritage Homes Corporation

Meritage Homes Corporation is a leading designer and builder of single-family detached homes in the historically high-growth southern and western United States. We offer a variety of homes that are designed to appeal to a wide range of homebuyers, including first-time, move-up, luxury and active adult buyers, with base prices ranging from under $100,000 to a million dollars.  Our homebuilding and marketing activities are conducted under the names Meritage Homes, Monterey Homes and Legacy Homes. We have operations in three regions: West, Central and East, which are comprised of 12 metropolitan areas in six states. These three regions are our principal business segments.  As of June 30, 2009, we had 178 actively selling communities in Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, and the East Bay/Central Valley and Inland Empire of California.  Meritage Homes and its predecessor companies have delivered over 60,000 homes since the Company was founded. We delivered more than 5,600 homes in 2008, ranking Meritage as the 10th largest homebuilder in the U.S. based on homes closed.

Meritage Homes is listed on the NYSE under the symbol MTH.

For more information about the Company, visit http://investors.meritagehomes.com

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding Meritage’s ability to navigate a path to profitability and increase its presence in the homebuilding industry.  Such statements are based upon preliminary financial and operating data which are subject to finalization by management and review by our independent registered public accountants, as well as the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: weakness in the homebuilding market resulting from the current economic downturn; interest rates and changes in the availability and pricing of residential mortgages; the ability of our potential buyers to sell their existing homes; the adverse effect of slower sales absorption rates; housing affordability; fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the propensity of homebuyers to cancel purchase orders with us; the availability and cost of insurance; construction defect and home warranty claims; the loss of key personnel; our success in prevailing on contested tax positions; the impact of deferred tax valuation allowances and our ability to preserve our operating loss carryforwards; the availability and cost of materials and labor; changes in the availability and pricing of real estate in the markets in which the Company operates; inflation in the cost of materials used to construct homes; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and the agreement for the unsecured credit facility and our ability to raise additional capital when and if needed; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; successful integration of future acquisitions; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or financial markets; our potential exposure to natural disasters; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2008 under the caption “Risk Factors,” as updated in our Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2009. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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